Exhibit 99.1

Regado Biosciences Appoints Nicholas Pelliccione, Ph.D., Senior Vice President of Regulatory Affairs and Quality Assurance and Reports Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

Basking Ridge, N.J. – May 19, 2014 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the Phase 3 clinical development of Revolixys™ Kit (previously known as REG1), its first-in-class, actively controllable antithrombotic drug system, today announced the appointment of Nicholas Pelliccione, Ph.D., as Senior Vice President of Regulatory Affairs and Quality Assurance. He succeeds Alexander Giaquinto, Ph.D., who has served as Regado’s Senior Vice President of Regulatory Affairs and Quality Assurance and Chief Compliance Officer since 2008 and who is retiring from full-time employment. However, Dr. Giaquinto will remain a consultant to Regado.

“Nick’s broad experience successfully leading regulatory strategy and quality assurance in both large and emerging pharmaceutical companies makes him an invaluable addition to Regado at this critical time in our evolution,” said David J. Mazzo, Ph.D., Chief Executive Officer of Regado Biosciences. “We are keenly focused on fully exploiting all the advantages of FDA’s Fast Track designation of Revolixys, and we look forward to leveraging Nick’s expertise in this and other areas.”

Dr. Pelliccione has more than 25 years of regulatory affairs experience. Most recently, Dr. Pelliccione served as Senior Vice President, Regulatory Affairs and Quality, at Aeterna Zentaris, where he was responsible for developing regulatory strategy and leading key FDA meetings for the company. Prior to joining Aeterna Zentaris in 2007, Dr. Pelliccione served as Senior Vice President, Regulatory and Pharmaceutical Sciences, at Chugai Pharma USA, where he managed all regulatory filings and interactions with the FDA, as well as quality assurance and pharmaceutical development activities. From 1990 to 2005, Dr. Pelliccione held positions of increasing responsibility in regulatory affairs at Schering Plough Research Institute, ultimately serving as Vice President, Worldwide Regulatory Affairs, CMC. Dr. Pelliccione earned his B.S. in chemistry from Polytechnic University and his Ph.D. in biochemistry from Mount Sinai School of Medicine and The City University of New York.

Dr. Pelliccione currently serves as a member of the Planning Committee of the International Conference of Drug Development sponsored by University of Texas, Austin, College of Pharmacy, and as a member of the Golf Classic Committee for the Children’s Specialized Hospital Foundation in Mountainside, N.J.

In connection with Regado’s offer of employment to Dr. Pelliccione and pursuant to his employment agreement dated May 19, 2014, Dr. Pelliccione will be granted an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). The inducement award consists of an option grant with a per share exercise price equal to the closing price of Regado’s common stock on the date of grant, exercisable for 100,000 shares of Regado’s common stock, 25,000 of which shall vest on the one year anniversary of the date of grant and the remainder of which will vest monthly over three years, subject to Dr. Pelliccione’s continued employment on each vesting date. The award is being issued as an inducement material to Dr. Pelliccione’s employment in accordance with NASDAQ Listing Rule 5635(c)(4).

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc., is a biopharmaceutical company focused on the discovery and development of novel, oligonucleotide-based actively controllable therapeutics. Our initial focus is on applications in the acute and sub-acute cardiovascular therapeutic area. The company’s lead product candidate, Revolixys™ Kit, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys Kit is currently being evaluated in the REGULATE-PCI trial, a worldwide Phase 3 trial enrolling 13,200 patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes and enhance the patient experience, provide direct therapeutic control to physicians and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to management transition matters, including the future success of members of management in fulfilling their roles and the impact of such success on the Company. Forward-looking statements cannot be guaranteed and are subject to risks and uncertainties, such as failure to effectively transition new management roles or failure of members of management to effectively implement the Company’s strategy. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company has no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com

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Investor Relations Contacts:

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646-378-2936

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120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com